UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2006

COMBINATORX, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street

Sixteenth Floor
Cambridge, MA 02142
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (617) 301-7000

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

On April 19, 2006, CombinatoRx (Singapore) Pte. Ltd. (“CombinatoRx Singapore”), a subsidiary of CombinatoRx, Incorporated (the “Company”), received approval for a grant from the Economic Development Board of Singapore (the “EDB”) for up to S$9.32 million or USD$5.83 million to support infectious disease drug research and development.  The Research Incentive Scheme for Companies (RISC) grant is intended to encourage the development of strategic technologies and capabilities in Singapore.  CombinatoRx Singapore plans to use this grant to discover and potentially develop novel product candidates to treat infectious diseases.

The RISC grant covers a percentage of qualifying costs of the research and development project on a reimbursement basis.  Qualifying costs include salaries, equipment, scientific consumables and intellectual property costs.  Reimbursement for these costs under the grant is subject to the satisfaction of certain conditions by CombinatoRx Singapore, including completion of the development project for infectious disease within a specified timeline, the expenditure of specified amount on the project, the completion of development milestones and the maintenance of specified levels of employment in Singapore.  If CombinatoRx Singapore breaches a condition of the grant, after good faith negotiations, the EDB may recover previously released grant funds from CombinatoRx Singapore.  In addition, the EDB retains the right to change the terms and conditions of the grant as deemed necessary by the EDB.

On April 21, 2006, CombinatoRx issued a press release announcing the approval of the grant from the EDB.  The full text of CombinatoRx’s press release regarding the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.            Financial Statements and Exhibits.

(c)    Exhibits

Exhibit No.	Description
99.1	Press release of CombinatoRx, Incorporated dated April 21, 2006.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBINATORX, INCORPORATED
By:	/s/ Robert Forrester
Name: Robert Forrester
Title: Executive Vice President and Chief Financial Officer

Dated:  April 21, 2006

Index to Exhibits

Exhibit No.	Description
99.1	Press release of CombinatoRx, Incorporated dated April 21, 2006.